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                                                                    EXHIBIT 4.03


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          VERITAS SOFTWARE CORPORATION

(Originally incorporated under the name VERITAS Holding Corporation on October 2, 1999; Restated Certificate of Incorporation filed on May 28, 1999; Certificate of Amendment of Restated Certificate of Incorporation filed on May 28, 1999; Certificate of Designation filed June 23, 1999)

                                      *****

Jay A. Jones hereby certifies that:

        1. He is the Senior Vice President, Chief Administrative Officer and Secretary of VERITAS Software Corporation, a Delaware corporation.

        2. Section 4.1 of the Restated Certificate of Incorporation of the Corporation is amended to read as follows:

        "Classes of Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is two billion ten million and one (2,010,000,001) shares, consisting of three classes: two billion (2,000,000,000) shares of Common Stock, $0.001 par value per share, ten million (10,000,000) shares of Preferred Stock, $0.001 par value per share, and one (1) share of Special Voting Stock, $1.00 par value."

        3. This amendment has been duly approved by the Board of Directors of the Corporation.

        4. This amendment has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law. The total number of outstanding shares of Common Stock of the Corporation on the record date was 396,532,084, representing 396,532,084 votes. The total number of outstanding shares of Special Voting Stock of the Corporation on the record date was one, representing 1,973,999 votes. No shares of Preferred Stock were outstanding on the record date. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of votes represented by the outstanding Common Stock and the Special Voting Stock, voting as a single class.

        I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment to Restated Certificate of Incorporation are the act and deed of the Corporation, and that the facts stated herein are true to my own knowledge.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by its duly authorized officer on this 10th day of May, 2000.

                                      VERITAS Software Corporation


                                      /s/ JAY A. JONES
                                      ------------------------------------------
                                      Jay A. Jones, Senior Vice President,
                                      Chief Administrative Officer and Secretary